Exhibit 99.1

NEWS

For Release          Immediate


Contacts             (News Media) Jim Rosensteele, SVP, Corporate Communications
                         317.817.4418
                     (Investors) Tammy Hill, SVP, Investor Relations
                         317.817.2893


        Ingham joins Conseco as Executive Vice President, Human Resources

Carmel, Ind., July 15, 2004 - Conseco, Inc. (NYSE:CNO) today announced that Dewey Ingham has been named the company's executive vice president of human resources, a new position reporting to Conseco's President and CEO Bill Shea.

"Dewey is a high-energy, goal-driven problem solver who has excellent communication, analytic and creative skills," Shea said. "We are pleased to welcome him to Conseco's executive team. I feel he will make a key contribution to our program to build our businesses into steady long-term performers by executing a companywide strategy to attract, reward and retain the best people in the industry."

"Conseco has accomplished much since its emergence from Chapter 11," Ingham said. "I'm very excited to become one of the Conseco associates who will face the challenges that lie ahead, and in particular to help HR support all Conseco associates as they tackle the company's aggressive goals."

Ingham is the former senior vice president of human resources for the investment management businesses of ING Americas, where he lead the effort to combine four distinct businesses into one integrated company, including organization structure, HR policies, management development and benefit and compensation platforms. He joined ING following that firm's acquisition of Reliastar Financial, where he had headed the human resources function. Among his other achievements at Reliastar, he built a management development program for the company's 100 top executives, streamlined the HR systems infrastructure and led the company's succession planning effort.

Before Reliastar, he was employed by R.R. Donnelley & Sons Company - the last nine years as corporate vice president, compensation and benefits, with responsibility for all domestic and international compensation and benefit activities.

Ingham holds Bachelor of Science and Master of Science degrees from The Pennsylvania State University. A Certified Management Accountant, he is a member of the Society for Human Resource Management and the Institute for International Human Resources.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.

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